Exhibit 10.1

EXCHANGE AGREEMENT

This Exchange Agreement dated as of May 31, 2015, is entered into between Handy & Harman Group, Ltd., a Delaware corporation (“HNH Group”), and SPH Group Holdings LLC, a Delaware limited liability company (“Steel”, and together with HNH Group, the “Parties”).

WHEREAS, as of the date hereof, JPS Industries, Inc., a Delaware corporation (the “Company”), HNH Group, HNH Group Acquisition LLC, a Delaware limited liability company (“Sub I”), Handy & Harman Ltd., a Delaware corporation (“Parent”) and HNH Group Acquisition Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Sub I (“Merger Sub”), are entering into an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company (“Merger I”), with the Company being the surviving entity in Merger I, and pursuant to which all of the holders of shares of Company Common Stock (other than Steel) will receive cash consideration in an amount equal to $11.00 per share of Company Common Stock (the “Per Share Merger Consideration”).  Each capitalized and other term used and not defined herein shall have the meaning ascribed thereto in the Merger Agreement.

WHEREAS, after the date hereof and prior to the consummation of Merger I, HNH Group and Steel will make cash contributions to the capital of Sub I in exchange for limited liability company interests in Sub I, on such terms and conditions as may be agreed by HNH Group, Steel and Sub I;

WHEREAS, immediately following the consummation of Merger I, Sub I will own all of the shares of Company Common Stock not owned by Steel;

WHEREAS, as part of a certain corporate reorganization transaction following the consummation of Merger I:

(i)
Sub I will be liquidated, and in connection with such liquidation, all of the shares of Company Common Stock owned by Sub I will be distributed to the holders of all of the limited liability company interests of Sub, Steel and HNH Group, in accordance with their respective percentage interests in Sub I (the “Liquidation”); and

(ii)	shares of common stock of Parent (“HNH Parent Stock”) will be issued to its subsidiary, HNH Group (the “Issuance”);

WHEREAS, following the Liquidation and the Issuance, and as part of such corporate reorganization transaction, Steel and HNH Group desire to provide for the exchange, pursuant to this agreement, of all of Steel’s shares of Company Common Stock for all of HNH Group’s shares of HNH Parent Stock (the “Exchange”);

WHEREAS, following the Exchange, HNH Group will own all of the shares of Company Common Stock and currently intends to merge the Company with and into its wholly-owned subsidiary, HNH Acquisition LLC, a Delaware limited liability company (“Sub II”) (“Merger II”), with Sub II being the surviving entity in Merger II; and

WHEREAS, HNH Group and Steel intend that an Exchange consummated hereunder, together with the foregoing transactions, including Merger II, be treated for U.S. Federal income tax purposes as an integrated transaction and together shall qualify as a “reorganization” under Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Exchange.

a.           Subject to the terms and conditions of this agreement, the Exchange contemplated hereby shall take place at a closing (the “Closing”) to be held no later than the day on which the condition set forth in Section 2(a)(iii) has been satisfied, provided that all of the other conditions set forth in Section 2 have also been satisfied or waived.  At the Closing, (a) Steel shall surrender all of its shares of Company Common Stock in exchange for the number of shares of Parent Common Stock determined pursuant Section 1(b); and (b) HNH Group shall surrender the number of shares of Parent Common Stock determined pursuant Section 1(b) in exchange for all of Steel’s shares of Company Common Stock.  Any such shares surrendered by one Party to the other Party pursuant to the Exchange are referred to herein as “Exchange Shares.”

b.           The number of shares of Parent Common Stock that Steel shall receive pursuant to the Exchange is equal to the product of (a) the aggregate number of shares of Company Common Stock held by Steel immediately prior to the Exchange multiplied by (b) a fraction, (i) the numerator of which is an amount equal to the Per Share Merger Consideration and (ii) the denominator of which is an amount equal to the Parent Stock Price.  “Parent Stock Price” means the dollar volume-weighted average prices for the Parent Common Stock on the Nasdaq Capital Market (the “Principal Market”) during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of the Parent Common Stock in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, for each of the twenty (20) consecutive complete trading days ending with the complete trading day prior to the Merger Closing Date.  If the Parent Stock Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Parent Stock Price of the Parent Common Stock on such date shall be the fair market value as mutually determined by Parent’s Board of Directors and Steel.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

2.           Conditions.

a.           The obligations of each of the Parties to consummate the Exchange shall be subject to the satisfaction of the following conditions:

i.	the Merger Agreement shall have been executed and delivered by the parties thereto;

ii.
each of the conditions to effect Merger I set forth in Sections 6.01, 6.02 and 6.03 of the Merger Agreement shall have been satisfied or waived (other than any conditions that by their nature are to be satisfied at the closing of Merger I, but subject to the prior or substantially concurrent satisfaction of such conditions); and

iii.	Merger I shall have been consummated in accordance with the terms of the Merger Agreement.

b.           The obligations of Steel to consummate the Exchange shall be subject to the satisfaction of the following conditions:

i.	the Liquidation shall have occurred; and

ii.	the Issuance shall have occurred.

3.           Delivery of Company Common Stock and Parent Common Stock.  With respect to each Party, on the date of the consummation of the Exchange and subject to the surrender of Certificates (duly endorsed in blank for transfer or accompanied by separate stock powers duly executed in blank) or Book-Entry Shares representing such Party’s Exchange Shares, such Party shall (i) provided that the applicable transfer agent (the “Transfer Agent”) with respect to such Party’s Exchange Shares is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the other Party, credit such aggregate number of Exchange Shares to which such other Party is entitled pursuant to Section 1 to such other Party’s balance account with DTC through its Deposit Withdrawal Agent Commission system which balance account shall be specified by such other Party, or (ii) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or such Exchange Shares are not able to issued through the Deposit Withdrawal Agent Commission system for any reason, issue and dispatch by overnight courier to the address as specified by such other Party, a certificate, registered in the applicable share register in the name of such other Party or its designee, for the number of such Exchange Shares to which such other Party is entitled pursuant to Section 1; provided, however, that Exchange Shares may only be issued to a person other than the person in whose name the applicable certificate so surrendered is registered if such certificate is properly endorsed or otherwise in proper form for transfer and such other person pays any transfer or other similar taxes required by reason of the issuance of such Exchange Shares to a person other than the registered holder of such certificate or reasonably establishes that such tax has been paid or is not applicable.  Upon the consummation of the Exchange, each Party shall be deemed for all corporate purposes to have become the holder of record of the Exchange Shares to which such Party is entitled pursuant to Section 1, irrespective of the date of delivery of the certificates evidencing such Exchange Shares.

4.           Parties in Interest; Third Party Beneficiaries.  Each Party hereby agrees that its respective agreements and obligations set forth herein are solely for the benefit of the other Party and its respective successors and permitted assigns, in accordance with and subject to the terms of this agreement, and this agreement is not intended to, and does not, confer upon any person other than the Parties and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce the obligations set forth herein.

5.           No Modification; Entire Agreement.  This agreement may not be amended or otherwise modified without the prior written consent of each of the Parties. No transfer of any rights or obligations hereunder (including with respect to the exchange, transfer and delivery of the Exchange Shares) by one Party shall be permitted without the consent of the other Party.  Any transfer in violation of the preceding sentence shall be null and void.

6.           Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The parties hereto consent to the service of process in any manner permitted by the laws of the State of Delaware. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY

7.           Counterparts.  This agreement may be executed in any number of counterparts (including by facsimile or by .pdf delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

8.           Termination.  This agreement will terminate automatically and immediately upon the earliest to occur of (a) the consent of the Parties and (b) the termination of the Merger Agreement pursuant to its terms.

9.           No Assignment.  This agreement shall not be assignable, in whole or in part, by one Party without the other Party’s prior written consent and the granting of such consent in a given instance shall be solely in the discretion of the Party whose consent is required and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment.  Any purported assignment of this agreement in contravention of this section shall be void.

10.         Agreed Tax Treatment.  The Parties intend that the Exchange and the other steps, including Merger II, set forth in the recitals hereto shall be treated as an integrated transaction and together shall qualify as a “reorganization” under Section 368(a) of the Code.  Each Party and its Affiliates shall use reasonable best efforts to cause the transactions to so qualify, to file all tax returns consistent with, and take no position inconsistent with, such treatment unless required to do so by applicable Law.  HNH Group hereby adopts this agreement as a plan of reorganization within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this agreement as of the date first written above.

Handy & Harman Group, Ltd.

By:	/s/ James F. McCabe, Jr.
	Name:	James F. McCabe, Jr.
	Title:	Senior Vice President

SPH Group Holdings, LLC

By:	/s/ James F. McCabe, Jr.
	Name:	James F. McCabe, Jr.
	Title:	Chief Financial Officer of Managing Member